UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2009

PC Connection, Inc.
(Exact name of registrant as specified in charter)
Delaware	0-23827	02-0513618
(State or other juris- diction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Rt. 101A, 730 Milford Road Merrimack, NH	03054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (603) 683-2000

N/A
(Former name or former address, if changed since last report)

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.     Results of Operations and Financial Condition

On February 5, 2009, PC Connection, Inc. announced its financial results for the quarter and year ended December 31, 2008.  The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.06. Material Impairments.

In connection with its quarter-end financial and accounting procedures,  PC Connection, Inc., a Delaware corporation (the “Company”), tested its goodwill and intangible assets for possible impairment in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Based on its analysis, the Company concluded on February 3, 2009, that due to the continued deteriorating environment and the decline in the market value of its common stock, the goodwill held by its small- and medium-sized business segment and associated with an acquisition made in 2000, is impaired. The preliminary estimate of this impairment charge is $1.2 million, which represented the entire goodwill balance for this reporting unit. This is a preliminary estimate only. The Company has not yet completed its review of the $55.7 million of goodwill attributed to its public sector and large account segments.  The completion of this review may result in an additional non-cash impairment charge, which could be material and would decrease the Company’s GAAP net income and earnings per share for the fourth quarter and year ended December 31, 2008, as preliminarily reported on February 5, 2009.  The Company expects to complete its review and the additional charge determined prior to the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2008.  The impairment(s) will not result in any current or future cash expenditures.

The information in this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.     Financial Statements and Exhibits

(d)	Exhibits

The following exhibit relating to Item 2.02 shall be deemed to be furnished, and not filed:

99.1 Press Release issued by PC Connection, Inc. on February 5, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 5, 2009	PC CONNECTION, INC.

		By:	/s/ Jack Ferguson
Jack Ferguson
Executive Vice President, Treasurer, and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by PC Connection, Inc. on February 5, 2009.